UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): October 8, 2009
EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)
INDIANA
(State of incorporation or organization)
0-23264
(Commission file number)
35-1542018
(I.R.S. Employer
Identification No.)
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)
(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
          As explained below, on October 8, 2009, the Audit Committee of the Board of Directors of Emmis Communications Corporation (the “Company”), in consultation with the Company’s management and independent registered public accounting firm, concluded that the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2009, the related reports of the independent registered public accounting firm, and the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended May 31, 2009, should no longer be relied upon due to an error in our provision for income taxes. As a result, we will restate our consolidated financial statements and amend related disclosures for the fiscal year ended February 28, 2009 as well as our condensed consolidated financial statements for the fiscal quarter ended May 31, 2009 to correct this error. The restatements have no effect on our cash flows in any period and also have no impact on our compliance with covenants under debt instruments, other agreements or regulatory requirements.
          During the year ended February 28, 2009, we recorded a valuation allowance on substantially all of our domestic deferred tax assets as it was more likely than not that the domestic deferred tax assets would not be realized. In determining the valuation allowance of our deferred tax assets, the Company netted deferred tax assets related to indefinite-lived intangible assets and deferred tax liabilities related to indefinite-lived intangible assets. In accordance with generally accepted accounting principles, deferred tax assets and deferred tax liabilities associated with indefinite-lived intangible assets should not be netted because the timing of the reversal of the deferred tax liabilities is unknown. We have recorded additional valuation allowance equal to the amount of deferred tax assets we had erroneously netted against deferred tax liabilities. As a result of the foregoing, the Company overstated the benefit for income taxes and understated deferred tax liabilities by $25.3 million in its consolidated financial statements for the fiscal year ended February 28, 2009. In connection with this restatement, the Company also increased the balance of a deferred tax liability related to an indefinite-lived intangible asset by $6.1 million, with a corresponding reduction to the beginning balance of retained earnings as this matter related to a prior period.
          The correction of the error discussed above impacts our provision for income taxes for our fiscal quarter ended May 31, 2009. Thus, we are restating our condensed consolidated financial statements for the three months ended May 31, 2009 to decrease our provision for income taxes by $4.5 million.
          The Company’s management and Audit Committee have discussed the foregoing matter with Ernst & Young LLP, our independent registered public accounting firm.
     Note: Certain statements included in this report which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions;

•	changes in audience measurement systems

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.
The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

Signatures.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: October 9, 2009	By:	/s/ J. Scott Enright
J. Scott Enright, Executive Vice
President, General Counsel and Secretary